Exhibit 99.1

Strong Sales Drive Casey’s First Quarter Results

Ankeny, IA, September 8, 2014 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.34 for the first quarter of fiscal 2015 ended July 31, 2014, compared to $1.43 for the same quarter a year ago. “Strong sales helped offset a $7.2 million reduction in renewable fuel credit values, which impacted diluted earnings per share by almost 12 cents,” said Chairman and CEO Robert J. Myers. “We are off to a great start on our annual goals, and we were able to grow inside gross profit dollars by 12.9% compared to the first quarter of last year.”

Fuel – The Company’s annual goal is to increase same-store gallons sold 1% with an average margin of 15.3 cents per gallon. For the first quarter, same-store gallons sold were up 3% with an average margin of 19.6 cents per gallon. “We continue to experience a lift in gallons sold due to the fuel saver program,” said Myers. “Despite the reduction in renewal credit values, fuel margins are ahead of our expectations so far this year.” The Company sold 12.5 million renewable fuel credits for $5.7 million during the first three months of the year. Total gallons sold for the quarter were up 8.8% to 464.2 million gallons.

Grocery and Other Merchandise – Casey’s annual goal is to increase same-store sales 5.3% with an average margin of 32.1%. For the quarter, same-store sales were up 7.7% with an average margin of 32.5%. “Sales were strong throughout the entire category during the first quarter,” stated Myers. “We experienced slight margin pressure compared to the prior year due to cigarettes, but still grew gross profit dollars by 12.5%.” Gross profit for the quarter was $155.7 million and total sales were $478.6 million.

Prepared Food & Fountain – The goal for fiscal 2015 is to increase same-store sales 9.5% with an average margin of 60%. For the first quarter, same-store sales were up 11.1% with an average margin of 59.9%. “The strategic price increases we implemented at the start of the fiscal year, along with various operational initiatives, are having a positive impact on sales,” said Myers. “Commodity cost pressures, such as cheese and meat, pulled down margin relative to last year, but overall, we are pleased with the gross profit dollar gains made in this category.” Gross profit increased 13.4% to $116.5 million, and total sales for the category were up 17.1% to $194.6 million.

Operating Expenses – For the first quarter, operating expenses were $244.3 million compared to $216 million for the first quarter a year ago, up 13.1%. “The majority of the operating expense increase is related to new and replaced stores, recent store acquisitions, and the various initiatives the Company continues to roll out to drive inside sales,” said Myers.

Expansion – The Company’s annual goal is to build or acquire 72 to 108 stores and replace 25 existing stores. As of the end of the quarter, the Company had opened 7 new stores and acquired 25 stores. The Company also completed 4 replacements. “We completed the Stop-N-Go transaction in May and the integration of that chain is going very well,” said Myers. “We will continue our disciplined approach to acquisitions as the industry continues to consolidate.” The Company currently has 35 new and 17 replacement stores under construction. Additionally, the Company has 8 store acquisitions, 35 new sites, and 35 replacement sites under contract to purchase. Casey’s recently broke ground on the construction of the second distribution center in Terre Haute, Indiana. It is expected to be operational by the end of fiscal 2016.

Dividend – At its September meeting, the Board of Directors declared a quarterly dividend of $0.20 per share. The dividend is payable November 17, 2014 to shareholders of record on November 3, 2014.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended July 31,
	2014	2013
Total revenue	$2,291,186	$2,114,749
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,917,010	1,769,239

Gross profit	374,176	345,510
Operating expenses	244,318	215,974
Depreciation and amortization	36,249	30,501
Interest, net	10,257	9,456

Income before income taxes	83,352	89,579
Federal and state income taxes	31,062	33,869

Net income	$52,290	$55,710

Net income per common share
Basic	$1.35	$1.45

Diluted	$1.34	$1.43

Basic weighted average shares outstanding	38,616,340	38,393,076
Plus effect of stock options and restricted stock	390,121	434,809

Diluted weighted average shares outstanding	39,006,461	38,827,885

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31,	April 30,
	2014	2014
Assets
Current assets
Cash and cash equivalents	$116,747	$121,641
Receivables	30,331	25,841
Inventories	218,403	204,833
Prepaid expenses	2,748	1,478
Deferred income taxes	12,225	11,878
Income taxes receivable	—	12,473

Total current assets	380,454	378,144

Other assets, net of amortization	16,395	15,947
Goodwill	126,931	120,406
Property and equipment, net of accumulated depreciation of $1,093,305 at July 31, 2014, and of $1,062,278 at April 30, 2014	1,852,807	1,778,965

Total assets	$2,376,587	$2,293,462

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$—
Current maturities of long-term debt	427	553
Accounts payable	255,767	250,807
Accrued expenses	119,887	111,583
Income taxes payable	19,900	—

Total current liabilities	395,981	362,943

Long-term debt, net of current maturities	853,545	853,642
Deferred income taxes	320,136	317,953
Deferred compensation	16,938	16,558
Other long-term liabilities	19,033	22,500

Total liabilities	1,605,633	1,573,596

Total shareholders’ equity	770,954	719,866

Total liabilities and shareholders’ equity	$2,376,587	$2,293,462

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Three months ended 7/31/14	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,607,126	$478,586	$194,610	$10,864	$2,291,186
Gross profit	$91,134	$155,683	$116,511	$10,848	$374,176
Margin	5.7%	32.5%	59.9%	99.9%	16.3%
Fuel gallons	464,214

Three months ended 7/31/13
Sales	$1,514,874	$423,585	$166,248	$10,042	$2,114,749
Gross profit	$94,316	$138,412	$102,754	$10,028	$345,510
Margin	6.2%	32.7%	61.8%	99.9%	16.3%
Fuel gallons	426,549

Fuel Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	3.0%
F2014	3.2	4.2%	3.8%	1.8%	3.1%
F2013	-0.2	-0.4	0.6	1.0	0.1

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	7.7%
F2014	6.1	10.2%	6.5%	7.2%	7.4%
F2013	2.6	-0.7	3.2	-0.2	0.8

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	11.1%
F2014	11.9	12.3%	10.7%	12.1%	11.8%
F2013	10.6	10.1	11.6	4.4	8.6

Fuel Margin

(Cents per gallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		Fiscal Year
F2015	19.6	¢
F2014	22.1		16.7	¢	14.4	¢	13.8	¢	16.8	¢
F2013	14.9		14.9		13.8		17.0		15.2

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	32.5%
F2014	32.7	32.3%	31.1%	32.1%	32.1%
F2013	33.4	33.4	31.7	31.7	32.6

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2015	59.9%
F2014	61.8	61.8%	60.8%	60.1%	61.1%
F2013	63.5	62.5	60.6	60.5	61.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 9, 2014. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.